Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL™ FOURTH QUARTER REVENUES

INCREASE 42% TO $31.0 MILLION

- Fourth Quarter Operating Income Rises to a Record of $6.4 Million -

- Adjusted EBITDA Rises 43% to $10.2 Million -

 - 2007 Pro Forma Revenue of $119.1 Million and Pro Forma Adjusted EBITDA of $39.5 Million Exceed Guidance -

Dallas, TX — February 19, 2008 — DG FastChannel™, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record financial results for the fourth quarter ended December 31, 2007.

Fourth Quarter and Annual Highlights

•                  2007 fourth quarter revenue of $31.0 million compared to $21.7 million in the same period of 2006.  Adjusted EBITDA (earnings before interest, taxes, unrealized investment gains, depreciation and amortization) of $10.2 million compared to $7.1 million in the comparable period of 2006.

•                  2007 income from continuing operations of $10.9 million, or $0.64 per diluted share, compared with income from continuing operations of $0.4 million, or $0.04 per diluted share in 2006.

•                  Pro forma for the transactions closed in 2007 (as if the Pathfire, Point.360 and GTN acquisitions were included with DG FastChannel’s operations as of January 1, 2007 and reflecting actual and anticipated expense synergies effective as of January 1, 2007), DG FastChannel generated full year 2007 pro forma revenue of approximately $119.1 million compared to its guidance of $116 million to $118 million while 2007 pro forma Adjusted EBITDA was approximately $39.5 million compared to pro forma Adjusted EBITDA guidance of approximately $39.0 million.

-more-

•      Signed a definitive agreement with Level 3 Communications, Inc. to acquire the Vyvx advertising services business including its distribution, post-production and related operations for approximately $129 million, subject to certain adjustments.

•      Obtained a financing commitment from BMO Capital Markets for a six-year, $145 million senior credit facility and a two-year, $65 million senior unsecured bridge loan to fund the Vyvx transaction and to refinance the Company’s existing $85 million senior credit facility.

•      As of December 31, 2007, DG FastChannel had $10.1 million in cash and $44.8 million of debt, or net debt of approximately $34.7 million.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented on the results, “Improving financial results over the past two years, highlighted by record 2007 fourth quarter performance, validate the Company’s long-term strategic plans.  Key benchmarks such as revenues, Adjusted EBITDA, and net income demonstrate the Company’s focus on operations and success with integrating the acquired companies. Perhaps most importantly, the delivery of high definition (HD) content — a barometer of future growth — resulted in significant volume and revenue increases during the fourth quarter and calendar year 2007.

“From every perspective, fourth quarter and annual results met our expectations. The Company realized a 42% increase in revenues and a 43% rise in Adjusted EBITDA on a year-over-year fourth quarter comparison.  For calendar year 2007, we exceeded our guidance for Pro Forma revenues and Adjusted EBITDA. Fourth quarter 2007 revenue derived from the delivery of HD content surpassed $2.5 million compared with approximately $0.4 million in the same period of 2006. Full year 2007 revenue from HD deliveries totaled over $6.1 million, reflecting a nine-fold increase from the prior year. The integration of the three acquired companies was nearly completed by the end of the calendar year, and the Company also signed a deal to acquire the Vyvx Ads distribution business.

“We are well positioned to deliver further growth from our business model throughout 2008 based on:

•                  An efficient and productive workforce and a streamlined infrastructure;

•                  Growing market adoption of the Company’s HD delivery solutions;

•                  Closing the Vyvx transaction in the second quarter;

•                  Opportunities for interactive and rich media growth; and,

•                  Expected record levels of political advertising.

“Margins, Adjusted EBITDA and operating results for 2008 will also continue to improve as a result of cost synergies related to the transactions closed in 2007.  Specifically, we’ve now taken action on approximately $7 million of annual cost synergies related to the 2007 transactions, a full quarter ahead of schedule. The 2007 fourth quarter EBITDA was inclusive of approximately $700,000 of personnel, telco, rent and other operating expenses which have since been eliminated from the Company’s ongoing cost structure. Projected cost savings from the acquired entities will be fully realized in the current 2008 quarter rather than by the end of second quarter 2008 as had originally been anticipated.”

Vyvx Transaction Update

•                  On December 19, 2007 DG FastChannel announced that it entered into a definitive agreement with Level 3 Communications, Inc. (Nasdaq: LVLT) to acquire the Vyvx advertising services business including its distribution, post-production and related operations for $129 million in cash, subject to certain adjustments.

•                  DG FastChannel and Level 3 now expect that, subject to the satisfaction of regulatory and other customary closing conditions, the transaction can be completed during the second quarter of 2008.

Mr. Ginsburg noted, “As a result of this transaction, Vyvx clients will gain access to DG FastChannel’s state-of-the-art work flow processes and electronic distribution network. Our Company has emphasized investment in research and development over the past four years in anticipation of the switchover to the HD standard in 2009. Ongoing investments in next-generation digital media technologies and offerings means that the combined Company can deliver additional technical and service enhancements to customers, and this investment profile is working well for the Company’s continued growth.”

HD Update and Online Video Services Outlook

“This month starts the one year countdown to the federal mandate for the nationwide adoption of digital broadcasts,” Mr. Ginsburg stated. “In 2007 we noted the following key statistics:

•                  Surge in consumer purchases of HD ready televisions;

•                  Dramatic rise in the amount of advertising content being filmed in HD; and,

•                  Significant increase in the amount of HD content being finished, delivered and aired.

“With this in mind, we expect the most robust growth is still ahead of us with significant compound annual growth in the penetration of HD households projected over the next several years.

“The 2007 fourth quarter was a watershed period during which increased demand for HD services drove significantly higher revenue related to the delivery of HD content.  Reflecting this momentum, in the first nine months of the year we generated approximately $3.6 million of HD related revenues.  With record HD delivery levels in the fourth quarter, this figure grew by almost 70% at year-end to $6.1 million.  We expect to realize a very positive benefit from the ongoing transition to HD commercials.

“We continue to invest in upgrading our regional service facilities to manage our customers’ growing demand for HD services.  As we look throughout 2008, we are getting commitments from many of our customers to send their files in an HD format and for DG FastChannel to distribute their HD advertising.  Additionally, we have made significant investments and upgrades to our IT, IS, and software development groups.

“Finally, the Company’s strategic alliance with Enliven Marketing Technologies created a seamless transition for DG FastChannel to offer online video advertising services and capabilities to clients.  Based on industry sources, the online advertising market is growing rapidly, and is expected to reach $2.3 billion in revenue by 2010, or six times 2006 levels.  With broad awareness of this growth, the value of DG FastChannel’s investment in Enliven has more than doubled since last May.”

Restatement of Second and Third Quarter 2007 Form 10-Q’s

As previously announced, in May 2007, DG FastChannel purchased 10,750,000 Viewpoint Corporation (now Enliven Marketing Technologies) common shares and warrants to purchase an additional 2,687,500 Enliven Marketing Technologies common shares in a private equity placement at a price of $0.40 per share, for an aggregate cash amount of $4.3 million.  The Company accounted for the stock and warrants as “available for sale securities” pursuant to SFAS 115 and recorded the change in market value of its Enliven Marketing Technologies investment on its balance sheet and in other comprehensive income for the quarters ended June 30, 2007 and September 30, 2007.  The Company has since determined the warrant component should have been classified as a “derivative” in accordance with SFAS 133 which requires changes in value attributable to the warrant to be recorded on the statement of operations each quarter.

Based upon this subsequent review and analysis by the Company, the audit committee and the Company’s independent accountants, it has been determined that the warrants should be accounted for in accordance with SFAS 133 and the Company will restate its second and third quarter 2007 Form 10-Qs for the periods ended June 30, 2007 and September 30, 2007 to properly reflect the statement of operations for the increase / decrease in the value of the warrant.

Below are certain operating statements as previously reported, and as restated (the balance sheets are unchanged)

DG FastChannel, Inc.

Operating Statement Data

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007		June 30, 2007
	As Reported	As Restated	As Reported	As Restated
Revenues	$21,689	$21,689	$41,583	$41,583
Operating income	4,916	4,916	8,973	8,973
Other (income)/expense	278	(1,411)	452	(1,237)
Income from continuing operations	2,783	3,796	5,115	6,128
Net income	2,779	3,792	4,978	5,991
Diluted income per common share from continuing operations	$0.17	$0.23	$0.31	$0.38

DG FastChannel, Inc.

Operating Statement Data

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	As Reported	As Restated	As Reported	As Restated
Revenues	$25,137	$25,137	$66,719	$66,719
Operating income	3,713	3,713	12,686	12,686
Other expense	932	1,946	1,383	708
Income from continuing operations	1,661	1,052	6,776	7,180
Net income	2,078	1,469	7,056	7,460
Diluted income per common share from continuing operations	$0.10	$0.06	$0.41	$0.43

Fourth Quarter 2007 Financial Results Webcast

The Company’s fourth quarter conference call will be broadcast live on the Internet at 10:30 a.m. EST on Tuesday, February 19, 2008.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation and Adjusted EBITDA Definition

Adjusted EBITDA is defined as earnings before interest, taxes, unrealized investment gains, depreciation and amortization.  Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes this Non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because Adjusted EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the Adjusted EBITDA figures is presented in the accompanying consolidated statements of operations included herein.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, the demand among certain clients for digital audio and video delivery services and its expectations of operations of the recently acquired Point.360 advertising distribution operations, GTN, its strategic alliance with Enliven Marketing Technologies and its announcement to purchase the Vyvx advertising distribution assets from Level 3.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$30,968	$21,740	$97,687	$68,667
Operating expenses, excluding depreciation and amortization	20,809	14,636	65,770	49,803
Adjusted EBITDA	10,159	7,104	31,917	18,864
Depreciation and amortization	3,793	2,160	12,865	8,563
Operating income	$6,366	$4,944	$19,052	$10,301
Interest expense, net	1,005	892	2,388	2,786
Unrealized gain from warrant	1,032	—	1,707	—
Reduction in fair value of LT investment	—	—	—	4,758
Income before income taxes from continuing operations	6,393	4,052	18,371	2,757
Provision for income taxes	2,704	939	7,501	2,378
Income from continuing operations	3,689	3,113	10,870	379
Loss from discontinued operations	(737)	(1,124)	(457)	(1,028)
Net income (loss)	$2,952	$1,989	$10,413	$(649)
Basic income per common share from continuing operations	$0.21	$0.24	$0.65	$0.04
Basic loss per common share from discontinued operations	(0.04)	(0.09)	(0.02)	(0.10)
Basic net income (loss) per common share	$0.17	$0.15	$0.63	$(0.06)
Diluted income per common share from continuing operations	$0.20	$0.24	$0.64	$0.04
Diluted loss per common share from discontinued operations	(0.04)	(0.09)	(0.03)	(0.10)
Diluted net income (loss) per common share	$0.16	$0.15	$0.61	$(0.06)
Weighted average shares outstanding — basic	17,881	13,060	16,631	10,568
Weighted average shares outstanding — diluted	18,434	13,225	17,096	10,568

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
Cash	$10,101	$24,474
Accounts receivable	26,310	15,433
Property and equipment	20,223	12,829
Long term investments	15,001	5,180
Goodwill	111,955	65,545
Deferred tax assets	4,667	12,534
Intangibles and other	63,346	37,002
Assets held for sale	—	2,586
TOTAL ASSETS	$251,603	$175,583
Accounts payable and accrued liabilities	$11,879	$12,612
Deferred revenue	2,820	1,100
Debt	44,775	19,840
Obligations of discontinued operations	—	145
TOTAL LIABILITIES	59,474	33,697
TOTAL STOCKHOLDERS’ EQUITY	192,129	141,886

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$251,603	$175,583

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